RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is made as of October 5, 2015 by WESCO International, Inc., a Delaware corporation, and WESCO Distribution, Inc., a Delaware corporation (collectively, “WESCO”) and Stephen A. Van Oss, a resident of the Commonwealth of Pennsylvania (“Employee”).

In consideration of the mutual promises made herein and intending to be legally bound hereby, WESCO and Employee hereby agree as follows:

1.	Termination of Employment. Employee shall cease to be an employee of WESCO effective as of December 31, 2015 (the “Termination Date”).

2.
Effect of Termination. Except as expressly provided in this Agreement, WESCO shall have no obligations to Employee from and after the Termination Date. Without limiting the generality of the foregoing, WESCO shall have no obligation to Employee with respect to salary, bonuses and other cash or equity incentive compensation, fringe benefits, severance pay or other termination benefits, pension, profit-sharing or other retirement or deferred compensation payments under plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), any other incentive or deferred compensation payments under plans not so qualified (except as required in accordance with the terms of such qualified and nonqualified plans and applicable law), and any health, life, disability, or other welfare benefit plans, programs or arrangements. For the avoidance of doubt, Employee’s 401(k) plan and deferred compensation plan amounts will be paid in accordance with the terms of the plans and applicable law. Except for the payments and benefits described in this Agreement, Employee waives any and all of the foregoing compensation and benefits that may have accrued prior to the Termination Date and shall not be entitled to receive any of the foregoing compensation or benefits after the Termination Date.

3.
Termination Benefits. Employee shall receive the following termination benefits, provided that this Agreement becomes effective and is not revoked during the seven-day revocation period set forth in Section 11 below, and also subject to Section 6 below:

a.
WESCO shall pay to Employee any accrued but unpaid current salary and fringe benefits (including accrued but unused paid time off) through the Termination Date and the severance compensation and benefits identified in Annex I attached hereto and made a part hereof (hereinafter the “Severance Benefits”).

b.
The termination of Employee’s employment on the Termination Date shall constitute a qualifying event, as described in Section 4980B(f)(3) of the Code, with respect to Employee’s health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). As of the Termination Date, Employee will be deemed to have elected health care continuation coverage under COBRA. Employee shall be eligible to receive health care continuation coverage from WESCO for the period beginning on the Termination Date for a period of eighteen months to the extent provided under COBRA, subject to the terms and conditions of WESCO’s existing health care programs and arrangements and Section 4980B(f) of the Code. The premiums for such health care continuation coverage shall be paid by Employee as provided under COBRA to the extent not provided otherwise in the Severance Benefits. The period from the Termination Date through the first anniversary of the Termination Date, and thereafter, shall be charged against Employee’s rights under COBRA, as amended, and Section 4980B(f) of the Code.

c.
To the extent that any of the foregoing benefits are subject to federal, state or local income or other taxes and WESCO believes, in good faith, that it is required by applicable law to withhold any such taxes in respect of any payment or benefit, WESCO shall make withholding in the amounts it determines to be appropriate and shall remit those amounts to the appropriate taxing authorities. WESCO’s obligations shall be limited to those imposed on employers for withholding of taxes under applicable law and Employee shall be responsible for the timely reporting of income and the payment of taxes thereon.

d.
Notwithstanding any other provision of this Agreement, Employee may pursue a claim for unemployment compensation and WESCO will indicate that it does not contest such claim; provided, however, that both parties will satisfy their legal obligations to provide other information as the unemployment compensation agency may request.

4.	Confidential Information and Confidentiality.

a.
Employee acknowledges that in connection with his employment by WESCO he was exposed to and obtained certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information was made, developed or compiled by the Employee or otherwise was made available to him) regarding the business and operations of WESCO and WESCO’s subsidiaries or affiliates. Employee further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by WESCO. For purposes of this Agreement, such information and procedures shall be referred to as “Confidential Information.” Employee agrees that all Confidential Information is and shall remain the property of WESCO. Employee further agrees, except as otherwise required by law, for a period of five (5) years after the Termination Date, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than WESCO and authorized executives of WESCO, to use or otherwise gain access to any Confidential Information.

b.
Upon termination of his employment with WESCO or upon the request of WESCO at any time, Employee shall promptly deliver to WESCO, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession concerning the business or affairs of WESCO or WESCO’s direct or indirect subsidiaries; provided, however, Employee shall be permitted to retain copies of any documents or materials of a personal nature.

c.
Employee agrees that he will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of WESCO. Except as provided in this Section 4(c), Employee agrees not to disclose any information whatsoever regarding the existence or substance of this Agreement to any person other than to his attorneys, spouse, financial advisors and those needed to perform tasks to effectuate this Agreement, or as is otherwise required by law. Employee may make oral statements to the public to the effect that his employment with WESCO has terminated and that the parties have reached an agreement concerning such termination.

d.	Employee acknowledges that he remains bound by and subject to the terms of those certain Patent Information and/or Intellectual Property Agreement(s) to the extent that he has signed the same.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

a.
For a period of twenty-four (24) months after the Termination Date, Employee shall not, unless he receives the prior written consent of WESCO, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, or engage in any activity or capacity (collectively, the “Competitive Activities”) with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a “Person”), that is engaged directly or indirectly in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or that is in competition with any of the business activities of WESCO or WESCO’s direct or indirect subsidiaries anywhere in the world; provided, however, that the foregoing (a) shall not apply with respect to any line-of-business in which WESCO or WESCO’s direct or indirect subsidiaries were not engaged on or before the Termination Date, and (b) shall not prohibit Employee from owning, or otherwise having an interest in, less than one percent (1%) of any publicly-owned entity or three percent (3%) of any private equity fund or similar investment fund that invests in companies engaged in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, provided Employee has no active role with respect to any investment by such fund in any Person referred to in this Section.

b.
For a period of twenty-four (24) months after the Termination Date, Employee shall not, whether for his own account or for the account of any other Person, intentionally solicit, endeavor to entice away from WESCO or WESCO’s direct or indirect subsidiaries, or otherwise interfere with the relationship of WESCO or WESCO’s direct or indirect subsidiaries with, (a) any person who is employed by WESCO or WESCO’s direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of WESCO or WESCO’s direct or indirect subsidiaries.

c.	Employee shall not disparage, malign, or otherwise say or do anything which is intended to or could reasonably be expected to adversely affect the reputation and standing of WESCO.

d.
Employee acknowledges that a breach of any of the covenants contained in Sections 4 or 5 may result in material, irreparable injury to WESCO for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, WESCO shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Sections 4 or 5 or such other relief as may be required to specifically enforce any of the covenants in Sections 4 or 5. To the extent that WESCO seeks a temporary restraining order (but not a preliminary of permanent injunction), Employee agrees that a temporary restraining order may be obtained ex parte. In the event that Employee is found to have breached any provision set forth in Sections 4 or 5, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin or continue to run) for so long as Employee was in violation of that provision.

e.
The parties consider the covenants and restrictions contained in Sections 4 and 5 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

6.	Acknowledgment and Release.

Employee acknowledges that the payments and benefits he is to receive pursuant to this Agreement shall be in full satisfaction of all claims, demands, causes of action, and damages, if any, against WESCO and its past and present parent company, subsidiaries, affiliates, shareholders, directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively, “the Released Parties”) arising out of or relating to Employee’s employment with WESCO. Except for the obligations of the respective parties under this Agreement, Employee does, for himself and his heirs, personal representatives, successors and assigns, hereby irrevocably release and forever discharge the Released Parties of and from any and all manner of actions, causes of action, claims, suits, debts, dues, sums of money, controversies, agreements, promises, demands and damages whatsoever, both at law and in equity, known or unknown, arising under any federal, state or local law, rule, ordinance or regulation (including any common law and including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans with Disabilities Act, as amended, and any similar state and local laws), which he now has or ever had or may in the future have, arising out of or relating to any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement for, on account of, relating to, or arising out of any transactions, matters or events that have occurred prior to the Effective Date of this Agreement (as defined below). Employee further agrees that he shall not be entitled to benefit from any charge or complaint filed by him or on his behalf, based upon claims arising from or attributable in any way to his employment with WESCO or the termination thereof, before any federal, state or local court or administrative agency, and Employee waives his right to any such monetary or other relief. This release is unqualified and covers any type of relief, no matter how labeled, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering or mental anguish, costs, attorneys’ fees and expenses and claims to be reinstated to employment with WESCO. Employee understands that nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of the waiver solely under the Age Discrimination in Employment Act contained in this Agreement, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

Employee and WESCO acknowledge and agree that this release does not affect Employee's rights, if any, to indemnification from WESCO and WESCO’s direct or indirect subsidiaries pursuant to the provisions of WESCO’s (or any of WESCO’s subsidiaries’) articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by WESCO, in each case subject to the terms and conditions imposed by the articles of incorporation, by-laws, the insurance contracts and applicable law.

7.	No Reinstatement or Re‑employment.

Employee agrees that he waives all claims to reinstatement of his employment with WESCO and/or its past, present and future divisions, affiliates, subsidiaries or parents, and that he will not at any future time apply for employment with WESCO and/or its past, present and future divisions, affiliates, subsidiaries or parents. Employee agrees that his breach of this paragraph will constitute lawful and just cause to refuse to employ him and that he shall have no cause of action against WESCO for such refusal.

8.	Breach of Agreement.

a.
If Employee violates in any material respect any of the covenants in Sections 4 or 5 or as otherwise set forth in this Agreement, Employee shall have no further right or claim to any payments or other benefits to which Employee may otherwise be entitled hereunder from and after the date on which Employee engages in such activities and WESCO shall have no further obligations with respect to such payments or benefits; provided, however, that the covenants in Sections 4 and 5 shall continue in full force and effect. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined in accordance with the provisions of subsection (b) below.

b.
In the event of any dispute relating to this Agreement, other than a dispute relating solely to Sections 4 and 5, the parties shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the AAA in Pittsburgh, Pennsylvania. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. In the event of any dispute, controversy or claim between WESCO and Employee arising out of or relating to the interpretation, application or enforcement of the provisions of Sections 4 or 5, WESCO and Employee agree and consent to the personal jurisdiction of the County Courts in Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Sections 4 or 5 of this Agreement. WESCO and Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to WESCO at the address of WESCO’s principal executive offices and to Employee at his last known address as reflected in WESCO’s records.

9.
Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid to the addresses set forth on the signature page hereto or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon delivery in person or upon deposit in the mail.

10.	Miscellaneous.

a.
The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or to deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

b.
If any provision of this Agreement shall be invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

c.
This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter (except as expressly provided otherwise), and may be terminated or amended only by a written agreement signed by all of the parties to this Agreement. Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of Sections 4 and 5 shall be in addition to, and shall not be deemed to supersede, any existing non-compete, non-solicitation and confidentiality covenants or other agreements between Employee and WESCO, including those in any Stock Appreciation Rights Agreements, Restricted Stock Units Agreements or Performance Share Award terms between Employee and WESCO. Employee also acknowledges that the consideration provided in this Agreement, including the payments and other benefits set forth on Annex I, are in excess of the consideration that Employee would have received in the absence of this Agreement, and thus Employee acknowledges and agrees that the release and waiver set forth in this Agreement are in exchange for valuable consideration that Employee would not otherwise be entitled to receive.

d.
The provisions of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania applicable to agreements made and to be performed in the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.

e.	The headings in this Agreement are for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

f.
This Agreement is personal to the parties hereto and cannot be assigned or transferred by either party without the express written consent of the other party. This Agreement shall inure to the benefit of and be binding upon Employee, his heirs, representatives and permitted assigns, and WESCO and WESCO’s successors and permitted assigns.

g.
All payments and benefits to Employee called for under this Agreement shall be made from the general assets of WESCO, and Employee shall have no rights in any such payments and benefits greater than the rights of a general creditor of WESCO. Notwithstanding the foregoing, those benefits to be paid to Employee which are in the nature of pension benefits shall be afforded the same protection and guarantees as similar benefits payable to other former employees of WESCO.

h.
Employee agrees to cooperate fully with WESCO and any person so designated by WESCO, including but not limited to WESCO’s attorneys, to assist WESCO to resolve any disputes or issues with which Employee has relevant knowledge. Employee agrees to make himself available to answer questions or assist in such matters for a period of three years from the Termination Date. Such cooperation includes but is not limited to assisting WESCO and its counsel with litigation where WESCO determines that Employee’s assistance would be useful and assisting WESCO with certain filings. Such assistance may include, without limitation, providing telephone advice, attending personal meetings, providing deposition testimony, serving as a witness at trial, in legal proceedings, or otherwise, and similar activities. If such assistance involves a significant amount of time by Employee, Employee shall receive reasonable compensation for his time on mutually agreeable terms. In arranging for such cooperation and assistance, WESCO will take into account Employee’s other commitments and schedule to the extent feasible.

i.	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

j.
This Agreement is intended to be exempt from and/or to comply with Code Section 409A and the interpretive guidance thereunder (“Section 409A”), including the exemptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. The Severance Benefits set forth in Annex I are intended to effectuate the Employee’s entitlements under the Amended and Restated Employment Agreement dated September 1, 2009 between WESCO and the Employee and such Severance Benefits shall not, therefore, be treated as a substitution for the payments set forth in such Employment Agreement, nor shall such Severance Benefits be interpreted as changing the time or form of such payments for purposes of Section 409A.

k.	Effective on the Termination Date, Employee resigns any positions as an officer or director of WESCO and any of WESCO’s direct and indirect subsidiaries.

11.	Consideration and Revocation Periods.

a.
Employee acknowledges, affirms and agrees that the benefits under this Agreement, including the Severance Benefits referred to in Annex I, constitute consideration in excess of that to which he would normally be entitled in the absence of this Agreement.

b.
Employee represents that he has carefully read this Release; that he has been advised to consult with and receive the advice of an attorney of his choice with respect to his decision to execute this Agreement and to have an attorney explain to him the terms of this Agreement; that he accepts full responsibility and consequences of his action or non‑action in this regard; that he knows and understands the content of this Agreement; that he executes this Agreement knowingly and voluntarily as his own free act; that the terms of this Agreement are totally satisfactory and thoroughly understood by him; that this Agreement was freely negotiated and entered into without fraud, duress or coercion; that he has 21 days from the original receipt of this Agreement within which to decide if he wants to sign it; that he may sign this Agreement in less than 21 days if he wishes; that he has 7 days after signing the Agreement within which to change his mind and revoke his acceptance; and that the terms of the Agreement will not be effective until those 7 days have expired without revocation. Employee agrees that any changes, whether material or immaterial, that are made to this Agreement prior to its execution shall not restart, or otherwise affect, the running of this 21 day consideration period. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement provided that Employee has not revoked the Agreement before that date (the “Effective Date”).

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year signed below.

EMPLOYEE:

/s/ Stephen A. Van Oss
By:    Stephen A. Van Oss
111 Drake Drive
Wexford, PA 15090

Commonwealth of Pennsylvania
County of Allegheny

On this, the 8 day of October, 2015, before me, the undersigned Notary Public, personally appeared Stephen A. Van Oss who acknowledged himself to be the aforementioned individual, and that he duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Kimbery L. West
Notary Public
WESCO International, Inc.
WESCO Distribution, Inc.

/s/ Kimberly G. Windrow
By:    Name: Kimberly G. Windrow
Title: Senior Vice President and Chief Human Resources Officer
225 W. Station Square Drive, Suite 700
Pittsburgh, PA 15219

Commonwealth of Pennsylvania
County of Allegheny

On this, the 8 day of October, 2015, before me, the undersigned Notary Public, personally appeared Kimberly G. Windrow, who acknowledged herself to be the aforementioned representative of WESCO, and that she duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Kimbery L. West Notary Public

Annex I

Severance Benefits

Upon Employee’s execution and delivery of the Agreement to WESCO, and after the later of the Effective Date or Termination Date, Employee shall be entitled to the following benefits:

1)
An amount equal to Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250), such amount being payable in each of the first twenty-four (24) months following the month in which the Termination Date occurs;

2)	An amount equal to Six Hundred Seven Thousand Five Hundred Dollars ($607,500), that amount being payable in a single lump sum cash payment at the end of 2015;

3)
Employee shall be fully vested in his Stock Appreciation Rights and Restricted Stock Awards, but Performance Share Awards will remain unvested and be forfeited (other than the 2015 Performance Share Award which may be earned on a pro rata basis in accordance with the Early Retirement terms of such award). Any Stock Appreciation Rights will remain exercisable for a period up to the earlier of (A) the expiration of the applicable terms of the award and (B) eighteen (18) months following the Termination Date; and

4)
For a period of twenty-four (24) months after the Termination Date, Employee and his applicable dependents shall be provided with coverage under or substantially similar to the health, dental and vision benefits that Employee was receiving under such plans immediately prior to the Termination Date, subject to the payment by Employee of any employee portion of the applicable monthly premiums for such coverage then in effect; provided, that with respect to coverage provided after the eighteen (18)-month COBRA coverage period, the entire applicable premium cost shall be charged to Employee for such coverage and WESCO shall reimburse Employee for the cost of the premium in excess of the applicable employee-paid portion; provided, further, such reimbursement shall be available only to the extent that (A) such premium expense is actually incurred for any particular calendar year and reasonably substantiated; (B) such reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by Employee or his applicable dependents; (C) no reimbursement provided for any expense incurred in one taxable year shall affect the amount available in another taxable year; and (D) the right to this reimbursement is not subject to liquidation or exchange for another benefit.

It is agreed and understood by the parties that all appropriate taxes and withholdings due and owing will apply to the foregoing Severance Benefits in accordance with Section 3(c) of this Agreement.

Initialed: SVO
Initialed: KW
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